Exhibit 23.4

[CLARKSONS LETTERHEAD]

Capital Product Partners L.P.
Athens

Greece

29 March, 2007

Ladies and Gentlemen:

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of common units of Capital Product Partners L.P. (the “Company”).

We have reviewed the section in the Prospectus entitled “The International Shipping Industry” and confirm that it accurately describes the international containership and drybulk shipping markets. We further advise the Company that our role has been limited to the provision of the statistical data, graphs, and tables supplied by us. With respect to such statistical data, graphs and tables supplied by us, we advise you that:

•   some industry data included in this discussion is derived from estimates or subjective judgments;

•   the published information of other maritime data collection agencies may differ from this data; and

•   while we have taken reasonable care in the compilation of the industry statistical data, graphs and tables and believe them to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to all references to our name in the Registration Statement and to the use of the graphical and statistical information supplied by us set forth in the sections of the Registration Statement entitled “Summary”, “Business” and “The Products Tanker Industry.”

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “The Products Tanker Industry” and “Experts.”

CLARKSON RESEARCH SERVICES LIMITED

Name:	/s/ S. Gordon

Title:	Director

Clarkson Research Services Limited England No. 1944749: Registered Office as above